UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008

BOSTON PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13087	04-2473675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103

(Address of principal executive offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 6, 2008, Boston Properties Limited Partnership (the “Company”) a Delaware limited partnership and the entity through which Boston Properties, Inc. conducts substantially all of its business, utilized an accordion feature under its Fifth Amended and Restated Revolving Credit Agreement with a consortium of lenders to increase the current maximum borrowing amount under the facility from $605 million to $923.3 million, and the Company expects to further increase the maximum borrowing amount to $1 billion in the near future. All other material terms under the facility remain unchanged.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 9, 2008, the Company completed the acquisition of the General Motors Building in New York City from affiliates of Macklowe Properties for a purchase price of approximately $2.8 billion. The General Motors Building is an approximately 2,000,000 rentable square foot office building located at the corner of 5th Avenue and Central Park South in New York City.

The acquisition was completed through a joint venture among the Company, US Real Estate Opportunities I, L.P., which is a partnership managed by Goldman Sachs, and Meraas Capital LLC, a Dubai-based private equity firm. The Company has a 60% interest in the venture and will provide customary property management and leasing services for the venture. The Company expects to account for its investment in the joint venture under the equity method of accounting rather than on a consolidated basis.

The purchase price consisted of approximately $890 million of cash, the issuance to the selling entity of 102,883 common units of limited partnership interest in the Company and the assumption of approximately $1.9 billion of secured and mezzanine loans having a weighted average fixed interest rate of 5.97% per annum, all of which mature in September 2017. In addition, the venture acquired the lenders’ interest in a portion of the assumed mezzanine loans having an aggregate principal amount of $294 million and a stated interest rate of 6.02% for a purchase price of approximately $263 million in cash. The Company expects that the acquired mezzanine loans will remain outstanding pending a decision to either sell them or retire them.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Commitment Increase Agreement, dated as of June 6, 2008, among Boston Properties Limited Partnership and the lenders identified therein.

10.2	Contribution Agreement, dated as of May 23, 2008, between Fifth Avenue 58/59 Acquisition Co. L.P., BP 767 Fifth LLC and 767 Venture, LLC, and (for purposes of Sections 10(h), 18, 20(c)(i) and 38(c)) Boston Properties Limited Partnership (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Boston Properties, Inc. filed on May 28, 2008).

10.3	Purchase and Sale Agreement, dated as of May 23, 2008, between 125 West 55th Street Owner LLC, Two Grand Central Tower LLC, 540 Investment Land Company LLC, 540 Madison Avenue Lease LLC and BP Manhattan LLC, and (for purposes of Sections 10(h), 20(c)(i), 38(e) and 38(f)) Boston Properties Limited Partnership (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Boston Properties, Inc. filed on May 28, 2008).

10.4	Contribution Agreement, dated as of May 23, 2008, between Fifth Avenue 58/59 Acquisition Co. L.P. and Boston Properties Limited Partnership (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Boston Properties, Inc. filed on May 28, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: June 12, 2008	By:	/s/ Michael E. LaBelle
	Name:	Michael E. LaBelle
	Title:	Senior Vice President, Chief Financial Officer & Treasurer